EXHIBIT 5

[Butler Manufacturing Company Letterhead]



                               December 18, 2000

Butler Manufacturing Company
BMA Tower, Penn Valley Park (P.O. Box 419917)
Kansas City, Missouri 64141-0917

Gentlemen:

   I am Vice President, General Counsel and Secretary of Butler Manufacturing Company, a Delaware corporation (the "Company"). In that capacity, I have acted as counsel for the Company in connection with the registration, pursuant to a registration statement on Form S-8 (the "Registration Statement"), of $4,000,000 in Deferred Compensation Payment Obligations of the Company for use in connection with the Butler Manufacturing Company Deferred Compensation Plan (the "Plan"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Registration Statement.

   In connection therewith, I or attorneys under my supervision have examined the originals, or certified, conformed or reproduction copies of:

      (i)    resolutions of the Board of Directors;

      (ii)   the Registration Statement;

      (iii)  the Plan;

      (iv)   the Restated Certificate of Incorporation of the Company; and

      (v)    the Bylaws of the Company.

   I, or attorneys under my supervision, have also made such other factual and legal investigations as I have deemed necessary and appropriate in order to render the opinion hereinafter expressed. In such examination, I or the attorneys under my supervision, have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified copies or photocopies. As to any facts material to the opinion set forth below which were not independently established or verified, I or the attorneys under my supervision have relied upon statements and representations of officers and other representatives of the Company and others.

   Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that the Deferred Compensation Payment Obligations when issued by the Company in the manner provided in the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement to (i) bankruptcy, insolvency, reorganization, arrangement or other laws of general applicability relating to or affecting creditors' rights, and (ii) general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

   I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to the undersigned in the Registration Statement and all amendments thereto.

   The opinion expressed herein is solely for your benefit and may not be relied upon in any manner or for any purpose by any other person or entity. It may not be quoted in whole or in part without my prior consent.

                                               Very truly yours,


                                               /s/ John W. Huey
                                               John W. Huey
                                               Vice President, General Counsel
                                                and Secretary